UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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OncoSec Medical Incorporated
(Name of Registrant as Specified In Its Charter)

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OncoSec Responds to Alpha’s “Proposal”

Alpha has Made no Formal Proposal and Has Not Contacted OncoSec at All Regarding the So-Called Proposal Outlined in its Latest Release

OncoSec Believes Alpha’s Release is Simply Its Latest Desperate Attempt to Mislead Shareholders and Distort the Facts

SAN DIEGO and PENNINGTON, N.J., December 20, 2019 ———— OncoSec Medical Incorporated (NASDAQ: ONCS), (the “Company” or “OncoSec”) today issued the following response to the latest press release from Alpha Holdings, Inc. (Alpha):

“Throughout its campaign to stop OncoSec’s proposed strategic transaction (the “CGP/Sirtex Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”), Alpha has repeatedly sought to mislead shareholders by omitting or distorting the facts, and its latest so-called “proposal” is simply another example of this troubling trend.

The “Alpha Consortium” has never contacted the Company regarding this financing proposal – OncoSec only learned of it via Alpha’s press release. In our view, this is simply an attempt to distract shareholders from the clear merits of the CGP/Sirtex Transaction.

Although Alpha’s public statement lacks specific details, even the scant information provided makes it evident that the so-called “proposal” is inferior to the CGP/Sirtex Transaction.

Shareholders should ask themselves, “Why is Alpha just now putting forward a proposal when they have known about the potential of the CGP/Sirtex Transaction for more than seven months now (since May 2019)?” In our view, Alpha is only doing this now because it fears that there is overwhelming support for the CGP/Sirtex Transaction from OncoSec shareholders.

Even if Alpha were to behave like a truly interested partner and make a formal proposal, consider the following:

●	First, the so-called “proposal” does not come at a premium to market, whereas the CGP/Sirtex Transaction was at a 52% premium to the closing price on the day prior to the announcement of the CGP/Sirtex Transaction.

●	Second, the so-called “proposal” includes convertible bonds. OncoSec made sure that the CGP/Sirtex Transaction avoided any debt whatsoever, including any warrants. Debt is the death knell of any biotech company, and Alpha should know this.

●	Third, the so-called “Alpha Consortium” will purportedly provide $20 million over the next 12 months. Again, Alpha has provided no details. What are the contingencies? What is the price? Is it, like the $10M, a debt financing? No information is provided. The CGP/Sirtex Transaction, on the other hand, provides all cash immediately.

Alpha’s press release is again filled with misleading claims, including the implication that there is a “golden parachute” to be paid here to management. There are no such payments to be made under the CGP/Sirtex Transaction because it is NOT A CHANGE OF CONTROL under any management contract or plan—as Alpha itself has acknowledged.”

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

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Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

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About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

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TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumption. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. In particular, you should be aware that the strategic transaction with CGP and Sirtex may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

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